Exhibit 23.3

CONSENT OF INDEPENDENT AUDITOR

We consent to the incorporation by reference in the Registration Statements (Form S-8 No(s). 333- 172448, 333-222117, and 333-235865) of Contango Ore, Inc. of our report dated July 22, 2021, relating to the financial statements of Peak Gold, LLC, appearing as an exhibit in this Annual Report (Form 10-K) for the year ended June 30, 2021.

/s/Moss Adams LLP

Houston, Texas

August 30, 2021